Exhibit 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-56741, No. 333-39946, No. 333-91408 and No. 333-106390) of UFP Technologies, Inc. of our report dated March 18, 2004  relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Boston, Massachusetts

March 30, 2004